Exhibit 99.1

LM Funding Completes Acquisition of Global Medical Insurance Product Company, IIU, Inc.

TAMPA, FL, January 16, 2019 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company, today announced it has completed the acquisition of all of the outstanding stock of IIU, Inc. (“IIU”), pursuant to definitive agreements formalizing the Letter of Intent the Company entered into on December 20, 2018. The transaction was approved by the Board of Directors on January 15, 2019 following a legal and business due diligence review and receipt of a fairness opinion.

Based in the metropolitan Washington DC area, IIU, through its U.S. subsidiary, sells global medical insurance products for international travelers, specializing in policies covering high-risk destinations, emerging markets and foreign travelers coming to the United States. All policies are fully underwritten with no claim risk remaining with IIU. Per IIU’s unaudited financial statements, they generated approximately $800,000 in revenues and $500,000 in pro-forma EBITDA in fiscal years 2017 and 2018. The acquisition is expected to be accretive to earnings in fiscal year 2019, following new customer enrollments that will take effect in 2019.

LM Funding acquired 100% of the outstanding stock of IIU from Craven House Capital North America, LLC, for a total purchase price of approximately $5.1 million. The purchase will result in LM Funding converting the $1.5 million note receivable from IIU into IIU shares and issuing a secured convertible note that after shareholder approval may be converted into approximately 1.5 million shares to the shareholders of IIU.

Mark Pajak, Chief Executive Officer of IIU, is expected to assume a role with LM Funding to help lead the IIU integration and provide strategic insight for future growth opportunities.

LM Funding’s CEO Bruce Rodgers said, “We are excited to complete this acquisition, which is expected to be accretive to earnings in 2019, as we merge IIU operations into the Company. We anticipate evaluating additional growth investments that are accretive to earnings.”

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois. The company offers funding to Associations by purchasing a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. The company is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association's financial needs, including under the company’s New Neighbor Guaranty™ program.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com	Investor Contacts: Valter Pinto / Scott Eckstein KCSA Strategic Communications Tel (212) 896-1254 / (212) 896-1210 valter@kcsa.com / seckstein@kcsa.com